Exhibit 4.25

Level 31

One Churchill Place

London

E14 5HP

STRICTLY PRIVATE AND CONFIDENTIAL

Tushar Morzaria

One Churchill Place

London

E14 5HP

8 July 2016

Dear Tushar

Transfer of Employment to Barclays PLC

I write to confirm that with effect from 1 September 2016 (the “Effective Date”), your employment under your employment contract dated 15 July 2013 (the “Agreement”) will transfer by consent from Barclays Bank Plc to Barclays PLC.

With effect from the Effective Date your employing company under the Agreement (referred to within the Agreement as the “Company”) will be Barclays PLC.

Your terms and conditions of employment and benefit entitlements as set out in the Agreement will remain in full force and effect following the transfer of your employment to Barclays PLC.

Please sign and return the attached duplicate of this letter to confirm your agreement to the transfer of your employment to Barclays PLC on the terms set out in this letter.

Yours sincerely,

Matthew Press

Managing Director, Head of HR for Operations & Technology and Functions

For and on behalf of Barclays PLC and Barclays Bank Plc

I confirm my agreement to the transfer of my employment to Barclays PLC on the terms set out above with effect from 1 September 2016

Signed

Date